Exhibit 4.6

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated February 9, 2006 (the “Closing Date”), by and among Spirent Communications, Inc., a Delaware corporation (the “Purchaser”) and those individuals listed as “Stockholders” on Schedule A hereto (individually a “Stockholder” and collectively the “Stockholders”).

W I T N E S S E T H:

WHEREAS, QuadTex Systems Inc., a Texas corporation with a mailing address at 1701 Gateway Blvd, Suite 333, Richardson, Texas 75080 (the “Company”) is in the business, directly and through the PRC Affiliate (as defined below) of developing and licensing software products which provide testing solutions to equipment vendors and service providers, including without limitation for protocol and interoperability testing of VoIP protocols and for feature testing of VoIP systems such as IP PBX, IP Centrex and Softswitches (the “Business”); and

WHEREAS, the Stockholders are the owners of all of the issued and outstanding shares (the “Shares”) of the capital stock of the Company; and

WHEREAS, the Stockholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Stockholders, all of the Shares for the consideration and on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale of Shares.

Section 1.1                                      Sale of Shares. Subject to the terms and conditions of this Agreement, the Stockholders do hereby sell, transfer, convey, assign and set over (“Transfer”) to the Purchaser, and the Purchaser does hereby, purchase and acquire from the Stockholders, all of the Stockholders’ right, title and interest in and to the Shares.

ARTICLE II
Purchase Price.

Section 2.1.                                   Payment at Closing. In consideration of the Transfer to the Purchaser of the Shares and of the other representations, warranties and covenants herein, the Purchaser:  (a) is paying to the Stockholders $7,500,000 by wire transfer of immediately available funds, receipt of which is hereby acknowledged by the Stockholders; and (b) shall pay to the Stockholders those certain amounts, upon attainment of certain post-Closing milestones and up to a maximum aggregate amount of $1,500,000, as is set forth in Schedule 2.1(b).

Section 2.2                                      Post Closing Adjustment. The purchase price payable to the Stockholders is subject to the post-closing adjustment procedures set forth in Article IV.

ARTICLE III
Closing.

Section 3.1                                      Closing Date. The closing of the transactions contemplated hereby (the “Closing”) is being held in Dallas, Texas, on the Closing Date, and shall be effective as of 12:01 a.m. local time on the Closing Date. All matters at the Closing shall be considered to take place simultaneously.

Section 3.2                                      Documents of Conveyance, Etc. The Stockholders and the Purchaser are delivering to each other, simultaneously herewith, such certificates, consents, approvals, agreements, and documents relating to the transactions contemplated by this Agreement as are set forth on Schedule B hereto (collectively with this Agreement, the “Closing Documents”). Each party further agrees that at or subsequent to the Closing, upon the written request of the other party, it will promptly execute and deliver or cause to be promptly executed and delivered any further assignment, instruments of transfer and bills of sale or conveyances reasonably necessary or desirable to vest fully in the Purchaser all of the Stockholders’ right, title and interest in and to the Shares.

ARTICLE IV
Purchase Price Adjustment

Section 4.1                                      General.

A.                                   As used herein, the term “Closing Working Capital Value” shall mean Working Capital Value at Closing, and the term “Working Capital Value” shall mean the result, in dollars, of subtracting the Working Capital Liabilities from the Working Capital Assets, calculated in accordance with Section 4.6 below.

B.                                     To the extent that the Closing Working Capital Value exceeds $65,000 then the Purchaser shall pay to the Stockholders in cash the amount of such excess, up to a maximum payment of $100,000 in the aggregate. To the extent that the Closing Working Capital Value is less than $65,000 then the Stockholders shall pay to the Purchaser in cash the amount of such deficiency.

C.                                     The Stockholders represent and warrant to the Purchaser that the $65,000 figure calculated as set out on Schedule 4.1(C) represents a good faith estimate of the Working Capital Value as at 8 February 2006 calculated in accordance with the Working Capital Accounting Standards (and including all of the Working Capital Liabilities and Working Capital Assets).

Section 4.2.                                   Preparation of Final Closing Working Capital Value Statement. The Stockholders shall prepare and deliver to the Purchaser within 30 calendar days after the Closing

Date a statement (the “Final Closing Working Capital Value Statement”), calculated pursuant to Section 4.6, at the Closing Date, and which sets forth: (i) a determination of the Closing Working Capital Value, and (ii) a computation of any payment required to be made to the Stockholders or the Purchaser, respectively, under Section 4.1(B).

Section 4.2.                                   Disagreement With Closing Working Capital Value Statement. If the Purchaser disputes the identity of assets, valuation, and/or computations within the Final Closing Working Capital Value Statement the Purchaser may give written notice to the Stockholders of the dispute (a “Dispute Notice”) as quickly as reasonably practicable but in any event within 60 calendar days after its receipt of the Stockholders’ Final Closing Working Capital Value Statement. If the Purchaser does not so give a Dispute Notice within such time period, the Closing Working Capital Value within the Final Closing Working Capital Value Statement shall be deemed to have been accepted and agreed by the Purchaser.

Section 4.3.                                   Dispute Resolution. If the Purchaser submits a Dispute Notice to the Stockholders as aforesaid, the Purchaser and the Stockholders shall work together in good faith to seek to resolve any matters set forth in such Dispute Notice. If the Purchaser and the Stockholders are unable to resolve any disagreement between them within 30 calendar days after the Stockholders’ receipt of a Dispute Notice from the Purchaser, the items in dispute (and only the items in dispute) shall be referred for determination to the Arbitrator (as defined below) as promptly as practicable. Each of the Purchaser and the Stockholders will use reasonable efforts to cause the Arbitrator to render their decision as soon as practicable. Neither party will disclose to the Arbitrator, and the Arbitrator will not consider for any purpose, any settlement negotiations, offers, and/or counteroffers, whether written, verbal, or in any other form, made by either party. As part of the resolution of all outstanding disputes, the parties will cause the Arbitrator to prepare a statement of the Closing Working Capital Value, determined in accordance with Section 4.6 (the “Arbitration Closing Working Capital Value Statement”).

As used above, the term “Arbitrator” shall mean a nationally known independent accounting firm (which shall not be the primary auditors for the Company or the Purchaser) (an “Accounting Firm”) chosen by mutual agreement of the Stockholders and the Purchaser, provided, however that if both parties do not agree on the Arbitrator, then the Stockholders shall chose an Accounting Firm and the Purchaser shall choose an Accounting Firm, and those two arbitrators shall jointly appoint a third Accounting Firm, and such third Accounting Firm shall be the Arbitrator hereunder. Each of the Stockholders and the Purchaser agree to appoint an Accounting Firm pursuant to the foregoing proviso clause, if the Stockholders and the Purchaser do not otherwise agree upon the Arbitrator as aforesaid. The Arbitrator shall resolve each item in dispute as described in the foregoing paragraph in accordance with this Agreement, and any and all hearings and meetings of the Arbitrator shall be held in Dallas, Texas. The parties agree that the Arbitrator shall have substantial experience in financial accounting for software companies.

Section 4.4.                                   Post-Closing Payments. Any payment required by Section 4.1(B) to be paid by the Purchaser to the Stockholder, or by the Stockholders to the Purchaser, as the case may be, shall be so paid by wire transfer of immediately available funds, as promptly as reasonably practicable after the final agreement or determination of Closing Working Capital Value in accordance with the foregoing provisions.

Section 4.5.                                   Cooperation. The Purchaser and the Stockholders shall cooperate with each other and with each other’s authorized representatives in connection with the preparation and review of the Final Closing Working Capital Value Statement, the Arbitration Closing Working Capital Value Statement or any Dispute Notice.

Section 4.6.                                   Accounting Procedures; Expenses. The Closing Working Capital Value, whether within the Final Closing Working Capital Value Statement, a Dispute Notice, or any Arbitration Closing Working Capital Value Statement, along with any respective constituent parts thereof, shall be determined in accordance with accounting principles generally accepted in the United States (the “Working Capital Accounting Standards”). The Stockholders and the Purchaser will each pay ½ of any fees and expenses of the Arbitrator in connection with their preparation of any Arbitration Closing Working Capital Value Statement and their determination of Closing Working Capital Value.

ARTICLE V
Representations and Warranties by the Stockholders.

Section 5.1                                      Representations and Warranties. Each and all of the Stockholders hereby jointly and severally represent and warrant to the Purchaser that:

A.                                   Corporate Existence and Qualification of Company; Due Execution, Etc.

(i)                                     The Company is a corporation duly incorporated, validly existing and subsisting under the Laws of the State of Texas and has the requisite corporate power and authority to own, lease or otherwise hold the Assets and to carry on the Business as conducted through the Closing Date. The Company has no subsidiaries, direct or indirect.

(ii)                                  Each of the Stockholders has all requisite power and authority to execute, deliver and perform this Agreement and the Closing Documents to which he or it is a party, and to consummate the transactions contemplated hereby and thereby. Assuming the due execution of this Agreement and the Closing Documents by the Purchaser, this Agreement and the Closing Documents to which each of the Stockholders is a party constitute valid and binding obligations of the respective Stockholder and enforceable in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(iii)                               The authorized capital stock of the Company consists solely of 1,000,000 shares of no par common stock. The Shares are comprised of 1,000,000 shares of such common stock and constitute all of the issued and outstanding capital stock of the Company. The Shares were duly authorized and validly issued and are fully paid and non-assessable, and the Transfer of the Shares to the Purchaser hereunder is not subject to any preemptive rights. There are no outstanding securities of the Company other than the Shares and there are no outstanding rights or options to acquire securities of the Company. The Company is not subject to any obligation to issue, deliver, redeem, or otherwise acquire or retire any shares of capital stock. The Stockholders are not entitled to the payment of any dividends or other distributions from the Company after the date hereof on account of the Stockholders’ ownership of Shares on or before the date hereof.

(iv)                              The Stockholders are the sole holders of record and sole beneficial owners of the Shares, in each case free and clear of any Lien and with all rights to vote and transfer such Shares without any restrictions, in the respective amounts set forth on Schedule A.

B.                                     No Violation.

(i)                                     Neither the execution and delivery by any Stockholder of this Agreement or the Closing Documents to be executed by such Stockholder, nor the consummation by the Stockholders of the transactions contemplated hereby or thereby: (1) violates or will violate any Law applicable to the Stockholders; (2) violates or will violate any order, ruling, writ, judgment, injunction or decree of any Governmental Entity (an “Order”) applicable to the Stockholders; (3) conflicts or will conflict with, or results or will result in a breach of or default under, the Articles of Incorporation or bylaws of the Company; or (iv) results or will result in the imposition of any Lien (as defined below) on any of the Assets (as defined below) or the Shares. No consent, authorization, or approval from, or registration or filing with, any Governmental Entity or other third party (not obtained or made as of the date hereof) is required to be obtained or made by or with respect to the Stockholders or the Business in connection with the execution and delivery of this Agreement or the Closing Documents or the consummation by the Stockholders of the transactions contemplated hereby or thereby, including without limitation the Transfer of the Shares.

As used herein, the term “Lien” means any lien, mortgage, security interest, charge, pledge or encumbrance of any kind.

(ii)                                  The execution, delivery and performance by the Stockholders of this Agreement and the other Closing Documents, and the consummation of the transactions hereunder and thereunder, including without limitation the Transfer of the Shares to the Purchaser, will not create a default by the Company or any Stockholder under, or give any Governmental Entity or other third party the right to terminate or accelerate:

(A)                              any Contract, except:

(1)                                  with respect to any Contract (excluding any license or other Contract with customers) where such default or the exercise of such right will not materially impact the ability of the Company to operate the Business from and after Closing and either (x) such Contract is immaterial to the operation of the Business; or (y) such Contract covers services or goods readily replaceable by the

Company on economic terms substantially as favorable as those applicable to the Company under such Contract; or

(2)                                  those Contracts with Cisco which are listed on Schedule 5.1B(2)(A),.

(B)                                any permits, licenses, approvals, consents and authorizations issued by any Governmental Entity (collectively, “Licenses”).

C.                                     Financial Information.

(i)                                     Attached hereto as Schedule 5.1(C)(i) are the following financial statements and other financial information of the Company:

(A)                              an unaudited balance sheet as of December 31, 2004, together with an unaudited income statement for the twelve months ended December 31, 2004(collectively, the “2004 Financial Statements”); and

(B)                                an unaudited balance sheet as of December 31, 2005, together with an unaudited income statement for the twelve months ended December 31, 2005 (collectively, the “2005 Financial Statements”).

(ii)                                  The 2004 Financial Statements and the 2005 Financial Statements (a) have been prepared in accordance with the Company Accounting Standards (as defined below), (except as otherwise noted therein) and (b) present fairly, in all material respects, the financial position of the Company and the Business at the dates indicated in such financial statements and the results of the operations of the Company for the periods stated therein. The balance sheet as of December 31, 2005 and included within said Schedule 5.1(C)(i) is referred to herein as the “December 31, 2005 Balance Sheet.”

(iii)                               Each of the Receivables reflected in the Closing Net Asset Value will have arisen out of transactions in the ordinary course of the Business and, subject to any reserves therefor reflected in the Closing Net Asset Value, which Receivables and reserves will be determined under the Working Capital Accounting Standards, all such Receivables will constitute as of the respective dates thereof identifiable and, to the knowledge of the Stockholders, collectible indebtedness of the applicable account debtor, not subject to any material offset, defense, counterclaim or Lien.

(iv)                              The Company does not have any Liabilities other than: (a) Liabilities reserved or reflected on the December 31, 2005 Balance Sheet; (b) Liabilities arising since December 31, 2005 in the ordinary course of the Business, consistent with past historical practice (taking into account seasonal changes consistent with historical seasonal changes) and which are reserved or reflected on the accounting books and records of the Business (copies of which have been provided to the Purchaser); and (c) Liabilities for post-Closing performance by the Company under Contracts or Licenses disclosed on Schedule 5.1(E)(iv).

(v)                                 As used herein, the term “Company Accounting Standards” means those accounting standards and procedures of the Company as are set forth on Schedule 5.1(C)(v), consistently applied throughout the periods involved.

D.                                    Absence of Certain Transactions. Since December 31, 2004: (i) the Business has been operated by the Company only in the ordinary course, consistent with past historical practice (taking into account seasonal changes consistent with historical seasonal changes); and (ii) there has been no Material Adverse Effect.

E.                                      Material Contracts and Obligations.

(i)                                     The Stockholders have made available to the Purchaser true and correct copies of all Contracts of the Company or otherwise affecting the Business and to which the Company is a party which are in written form and any amendments thereto; other than the following Contracts: (1) the Open SSL Project License; (2) the Distributed Object Computing (DOC) Group License; and (3) the QT and Cisco Technology License Agreement dated December 14, 2005; provided that the Company does not have, and will not have, any material Liability under any of such three Contracts. Each Contract of the Company which is material to the operation of the Business (and in any case, each license to or other Contract with any customer of the Business) is listed on Schedule 5.1(E)(iv), represents the valid and binding obligation of the Company and will be in full force and effect immediately following the Transfer of the Shares at the Closing.

(ii)                                  With respect to each Contract, including without limitation each license to or other Contract with any customer of the Business, to which the Company is a party, the Company and, to the knowledge of the Stockholders, the other party or parties thereto, has performed in all material respects all obligations required to be performed by it thereunder through the Closing Date, and the Company is not (with or without the lapse of time or the giving of notice, or both) in default under any such Contract (other than a default under any Contract which is not material to the Business and which default will not result in material Liability to the Company), and the Company has not received notice of any default (whether monetary or nonmonetary) or termination of any such Contract from any other party thereto.

(iii)                               Schedule 5.1(E)(iv) sets forth, under the heading “Licenses,” all Licenses currently held by the Company and such Licenses constitute all of the Licenses required for the conduct of the Business as conducted prior to the Closing Date. The Company has not received notice of any claim, action, suit, proceeding or investigation in or before any Governmental Entity, whether brought, initiated, asserted or maintained by a Governmental Entity or any other person or entity (a “Legal Proceeding”) nor, to the knowledge of the Stockholders, has any such claim, action, suit, proceeding or investigation been threatened, to revoke, suspend or limit the rights of the Company under any of its Licenses, and the Company is in compliance in all material respects with each of its Licenses.

(iv)                              Without limiting the generality of the foregoing, Schedule 5.1(E)(iv) accurately lists, as of the Closing Date, each Contract, whether written or oral and including all amendments thereto, to which the Company is a party of the following types:

(a) any employment, severance or consulting Contract with any employee or former employee; (b) any Contract relating to acquisition or construction of fixed assets requiring aggregate future payments or expenditures in excess of $10,000 in total; (c) any Contract under which the Company is a lessee or lessor of real or personal property (excluding any such Contract under which the Company is a lessee of personal property and which requires less than $5,000 in annual payments and $10,000 in total payments by the Company); or (d) any Contract with respect to or relating to Intellectual Property (including licenses thereof or maintenance contracts with respect thereto); (e) any other Contract which (i) involves aggregate future payments by or to the Company in excess of $10,000, (ii) would reasonably be expected to result in a Material Adverse Effect, (iii) has been entered into with an Affiliate of the Company, or (iv) is otherwise material to the Company or the conduct of the Business.

Notwithstanding anything herein to the contrary the Company does not have any Contracts: (a) relating to cleanup, abatement or other actions in connection with any Environmental Condition; (b) granting to any person a first-refusal, first-offer or other right to purchase or acquire any Assets; (c) under which commissions are payable and which are not terminable without penalty on 30 days’ or less prior notice; (d) under which the Company is or has agreed to become a joint venturer or partner; (e) granting a power of attorney binding upon the Company; (f) with respect to letters of credit, surety or other bonds or pursuant to which the Company is, or is to be, subjected to a Lien; (g) limiting or restricting the ability of the Company to enter into or engage in any market or line of business; or (h) relating to any borrowing, or any full or partial guarantee or similar Liability in respect of any Liability of any person or entity other than the Company.

F.                                      Title to Real Properties; Liens; Condition of Properties. The real estate leased to the Company and described on Schedule 5.1(F) (the “Leased Properties”) comprise all of the real estate owned or leased by the Company. With respect to each Business Lease, neither the Company nor (to the knowledge of the Stockholders) any other party thereto is in default thereunder. To the Stockholders’ knowledge, the Leased Properties, and the Company’s use of the same, comply with all applicable zoning or similar Laws. The Company has not received notice of any condemnation proceedings and, to the knowledge of the Stockholders, no condemnation proceedings have been threatened with respect to any of the Leased Properties, nor has any such property been condemned. The Company has not received notice of any Legal Proceedings and, to the knowledge of the Stockholders, no Legal Proceedings have been threatened that will, with the passage of time or otherwise, give rise to a mechanic’s, serviceman’s, materialman’s or other Lien against the Leased Properties. The Company has access to public roads or valid easements over private streets or private property for such ingress to and egress from each of the Leased Properties as is necessary for the conduct of the Business as conducted as of the Closing Date, and to the knowledge of the Stockholders, no change therein has been proposed by any Governmental Entity.

G.                                     Title to Assets. Schedule 5.1(G) sets forth substantially all of the Fixed Assets owned, leased or held by the Company. Except as set forth on Schedule 5.1(G), the Company has good and marketable title to all Fixed Assets described in such Schedule as being owned by the Company and all other Assets, free and clear of all Liens other than Liens for Taxes which are not due and payable. Each material Fixed Asset, and all Fixed Assets in the aggregate, are in reasonable operating condition, normal wear and tear excepted.

H.                                    Intellectual Property.

(a)                                  Schedule 5.1(H) lists all Business Intellectual Property, which includes all Intellectual Property used in or necessary to the operation of the Business as historically operated by the Company. The Company either possesses all right, title and interest in and to all Business Intellectual Property, free and clear of Liens, or otherwise has sufficient rights to use such Business Intellectual Property pursuant to a license or permission as may be necessary in connection with the operation of the Business. No Business Intellectual Property is subject to any Legal Proceeding or Order and no Legal Proceeding or Order relating to any Business Intellectual Property is pending (provided that the foregoing provisions of this sentence shall be deemed to be qualified to the knowledge of the Stockholders insofar as relating to any third party Software within the Business Software which is licensed to the Company on a non-exclusive basis) or, to the knowledge of the Stockholders, threatened. Except for the indemnity relating to its Agreements with Cisco as described on Schedule 5.1(H), the Company has not agreed to indemnify any person for or against any interference, infringement, misappropriation or other conflict with respect to any Business Intellectual Property; and the Company has not granted any exclusive license of any kind in and to any Business Intellectual Property to any third party. Each trademark application and registration and each patent application and issued patent of the Company is being diligently prosecuted or exists in good standing.

(b)                                 The Company has not, in the conduct of the Business or its use of the Business Intellectual Property, interfered with, infringed upon or misappropriated any Intellectual Property of any Person, and the Company has not ever received any claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that it must license or refrain from using any such rights of any Person). To the knowledge of the Stockholders, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Business Intellectual Property.

(c)                                  With respect to the Business Intellectual Property that is the subject of any license, sublicense, agreement or permission (either to or from the Company): (i) each such license, sublicense, agreement or permission is listed as a Contract on Schedule 5.1(E)(iv) and is legal, valid, binding, enforceable and in full force and effect; (ii) no breach, default, termination or loss or change of rights or benefits shall occur with respect to such license, sublicense, agreement or permission as a result of the consummation of the transactions contemplated by this Agreement; (iii) neither the Company nor, to the knowledge of the Stockholders, any other party to the license, sublicense, agreement or permission is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default by the Company or permit termination, modification or acceleration thereunder by the other party; (iv) the Company has not received any notice that a party to the license, sublicense, agreement or permission has repudiated any provision thereof; (v) the Company has not received any notice that the underlying Business Intellectual Property is subject to any outstanding Order; and (vi) the Company has not received any notice that any Legal Proceeding is pending or is threatened which challenges the legality, validity or enforceability of the underlying Business Intellectual Property.

(d)                                 None of the processes, methodologies, trade secrets, research and development results, and other know-how included in any Business Intellectual Property, the value of which is contingent upon maintenance of the confidentiality thereof, has been disclosed by the Company to any person other than employees, contractors, customers, representatives and agents of the Company, and each such employee and contractor is a party to a customary confidentiality and non-disclosure agreement with the Company, each of which agreements is listed as a Contract on Schedule 5.1(E)(iv). All current and former employees of the Company have executed confidentiality and non-disclosure agreements in favor of the Company and such agreements are listed as Contracts on Schedule 5.1(E)(iv).

(e)                                  No party other than the Company has any rights to use any Business Software except pursuant to licenses which are listed as Contracts on Schedule 5.1(E)(iv)(and excluding any third party Software within the Business Software which is licensed to the Company on a non-exclusive basis), and no party other than the Company has any rights with respect to the source code for such Business Software (excluding source code for any third party Software within the Business Software which is licensed to the Company on a non-exclusive basis)(and without limiting the foregoing the Company is not a party to any source code escrow or similar arrangements). No Business Software, or the use thereof, violates any Laws, including Laws governing export control, and no Business Software contains any bugs, worms, viruses, time-bombs, cancelbots, usage authorization codes, or other codes or programming devices that might damage or delete such Business Software or any other software, computer hardware or data or other property of any third party, other than usage authorization codes or similar devices intended to ensure compliance by third party licensees with the terms of the relevant licenses listed as Contracts on Schedule 5.1(E)(v). Except as disclosed on Schedule 5.1(H)(e), no Business Software contains, includes, or relies on any Publicly Available Software.

(f)                                    Without limiting the foregoing: (1) none of the Business Intellectual Property has been developed by Kai Da Xun Telecommunication (the “PRC Affiliate”) except for any such Business Intellectual Property which has been duly and validly transferred in its entirety (and free an clear of any Liens or other claims) to the Company prior to Closing; (2) none of the Business Intellectual Property is subject to any claims (whether relating to ownership, usage or otherwise) or licenses to or from, any Affiliate of the Company including without limitation the PRC Affiliate and/or any former or current employees or contractors of the PRC Affiliate (nor has any person or entity other than the Company filed any registrations or other claims within China relating to any Business Intellectual Property); (3) the employees of the Company have no agreements, oral or written, with the PRC Affiliate other than those specific agreements provided in written form to the Purchaser in response to the Purchaser’s legal due diligence request checklist under the heading “Management and Employment Agreements;” and (4) as of Closing

(A) the Company owns (I) all Intellectual Property developed by the PRC Affiliate or its employees or at the offices of the PRC Affiliate; and (II) all other assets located at such offices or otherwise used by the PRC Affiliate; and (B) the PRC Affiliate owns no assets.

(g)                                 As used herein: (1) the term “Business Intellectual Property” means all Intellectual Property which is owned, licensed or used by the Company, or which otherwise relates to the Business, and specifically includes the Business Software; (2) the term “Intellectual Property” means all licenses, patents, copyrights, designs and drawings, engineering and manufacturing documents, technical manuals, patterns, processes, formulae, know-how, trade secrets, trademarks, service marks, trade names, inventions and discoveries (whether patentable or not), computer software (whether in source code or object code form)(“Software”), and other similar rights, and all applications therefor and registrations thereof and all rights relating thereto, including rights to sue for past, present and future infringement or other violations of Intellectual Property; (3) the term “Business Software” means any Software which has been licensed, sublicensed, or distributed by the Company in connection with the Business, including without limitation the Software products known as “QuadTex”and any and all components thereof; and (4) the term “Publicly Available Software” means (a) any Software that contains, or is derived in any manner (in whole or in part) from, Software that is distributed as free Software, open source Software or similar licensing or distribution models and (b) any Software that requires as a condition of use, modification and/or distribution of such Software that other Software distributed with, combined with or derived from such Software (i) be disclosed or distributed in source code form without charge; (ii) be licensed for the purpose of making derivative works without charge; or (iii) be redistributable at no charge.

I.                                         Litigation. Except as set forth on Schedule 5.1(I), there are no Legal Proceedings pending or, to the knowledge of the Stockholders, threatened against the Company or any of the Stockholders or any predecessors or Affiliates of the Company including, without limitation, any legal proceeding that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated by this Agreement or any other Closing Document.

J.                                        Compliance With Laws.

(i)                                     The Company is not in default with respect to any Order and the Business is operated and has been operated in all material respects in compliance with all applicable Laws.

(ii)                                  Without limiting the generality of the foregoing, (a) the Company does not have any Liability under any, and the Company has complied with, and is presently in compliance with, all Environmental Laws and other Laws applicable to (1) the Leased Properties, and any facilities and operations thereon (including the Business), or (2) any other location which the Company or any Affiliate have at any time leased or owned, or at which the Company or any Affiliate have at any time conducted any activities or operations, including without limitation the Business (all such other locations along with the Leased Properties, the “Business Locations”); (b) to the Stockholders’ knowledge there exists no Environmental Condition with respect to any of any Business Locations or any facilities or operations thereon; (c) there has been no Release or Threat of Release (as such terms are hereinafter defined) of any Hazardous Material, at any

Business Locations by the Company or its Affiliates, or, to the Stockholders’ knowledge, any other party; (d) the Company has not received any notice under the citizen suit provisions of any Environmental Law or any request for information, notice, demand letter, or notice of a Legal Proceeding with respect to any Environmental Condition; and (e) the Company does not use any private water or sewer system at any of the Leased Properties.

(iii)                               There are no: (a) on-site or off-site locations where the Company or any Affiliate of the Company or, to the knowledge of the Stockholders, any predecessor of the Company or of any such Affiliate, has stored, disposed or arranged for the storage or disposal of any Hazardous Materials (excluding the use during the ordinary course of the Business of small amounts of cleaning solvents used in servicing or repairing consumer electronic equipment), and (b)  to the knowledge of the Stockholders, underground storage tanks located at or on any of the Leased Properties.

K.                                    Employee Benefits.   Schedule 5.1(K) accurately lists all of the Company’s employees as of the Closing Date (the “Company Employees”) and all Benefit Plans and material Benefit Arrangements currently applicable to Company Employees or former employees. Each Benefit Plan and Benefit Arrangement complies in all respects and has been operated, funded and administered in all respects in accordance with its provisions and in compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to the extent ERISA is applicable, and all other applicable laws. There has been no “reportable event” (for which the notice requirement is not waived by the applicable regulations under ERISA) or “prohibited transaction” (as such terms are defined in ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), as applicable) and no termination has occurred with respect to any Benefit Plan. Each Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA has been determined by the Internal Revenue Service (the “IRS”) to be qualified under Section 401(a) of the Code, and no event or omission has occurred which would cause any such Benefit Plan to lose such qualification. The Company has not incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”) other than PBGC premium payments or otherwise under Title IV of ERISA (including withdrawal liability) with respect to any such Benefit Plan. The Company has never contributed to or been required to contribute to any Multiemployer Plan(as defined by ERISA Section 3(37)) nor does the Company have any liability (including withdrawal liability as defined in ERISA Section 4201) under any Multiemployer Plan. Each Benefit Plan which covers or has covered employees or former employees which is a “group health plan,” as defined in Section 607(l) of ERISA, has been operated in compliance with the provisions of Part 6 of Title 1, Subtitle B of ERISA and Section 4980B of the Code, and with the provisions of the Health Insurance Portability and Accountability Act at all times. No Benefit Plan provides any health or life insurance benefits for retired or former employees, except as required by Part 6 of Title 1, Subtitle B of ERISA and Section 4980B of the Code, or applicable state law. The Stockholders have made available to the Purchaser all plan documents, plan summaries and other documents relating to the Benefit Plans and Benefit Arrangements. Neither any Company employee or former employee, nor any beneficiary or dependent of any Company employee or former employee, is or may become entitled to post-employment or severance benefits or payments of any kind, or any other non-pension benefits by reason of their employment by the Company or termination of such employment, or the consummation of the transactions contemplated hereby. The Company has terminated its Simplified Employee Pension plan (“SEP”) without any current or future liability to the Company, and the Company has complied with all laws with respect to, as well as the terms and conditions of, the SEP and has made all employee-related contributions or payments in connection with the same.

L.                                      Labor Relations. The Company is not a party to or subject to any collective bargaining agreements. The Company does not have any contracts of employment with any employee except as are listed on Schedule 5.1(E)(iv). There are, and since January 1, 2005 have been, no strikes or work slowdowns pending or, to the knowledge of the Stockholders, threatened, against or affecting the Business. The Company is not currently a party to, and, to the knowledge of the Stockholders, the Company is not now threatened with, any Legal Proceeding by any employee or former employee of the Company or the Business, including without limitation any such Legal Proceeding or other proceeding for unlawful employment practices or discrimination in employment. To the knowledge of the Stockholders, no union organizational campaign is or has been pending or instituted with respect to the employees of the Business.

M.                                 Insurance Policies. The Company has no insurance policies.

N.                                    Taxes.

(i)                                     All Tax Returns (as hereinafter defined) required to be filed on or before the Closing Date by the Company have been filed on a timely basis under the Laws of each applicable jurisdiction. All such Tax Returns were complete and accurate as filed in all respects, and all Taxes shown as owing on each such Tax Return, and all other Taxes owed by the Company have been paid when due. The Company has not executed or filed with the IRS or any other taxing authority any agreement extending the period for filing any Tax Return relating to or otherwise affecting the Business or the Assets. No claim for assessment or collection of Taxes relating to or otherwise affecting the Company, the Business or the Assets is currently pending or, to the Stockholders’ knowledge, has been asserted against the Company. The Company is not a party to any pending Legal Proceeding by any Governmental Entity for the assessment or collection of Taxes relating to or otherwise affecting the Company, the Business or the Assets nor do the Stockholders have any knowledge of any basis for any such Legal Proceeding.

(ii)                                  No waivers of statutes of limitation in respect of any Tax Returns relating to or otherwise affecting the Company, the Business or the Assets have been given or requested by the Company nor has the Company agreed to any extension of time with respect to a Tax assessment or deficiency relating to or otherwise affecting the Company, the Business or the Assets. No claim has been made at any time by a Governmental Entity in a jurisdiction where the Company does not currently file Tax Returns that it is or may be subject to taxation by that jurisdiction relating to or otherwise affecting the Company, the Business or the Assets, nor do the Stockholders have knowledge that any such assertion of jurisdiction is threatened. No security interests have been imposed upon or asserted against any of the Assets as a result of or in connection with any failure, or alleged failure, to pay any Tax. No ruling with respect to Taxes has been requested by or on behalf of the Company with respect to the Company, the Business or any Assets.

(iii)                               Neither the Company nor any Affiliate thereof is obligated to make any payments that may constitute “excess parachute payments,” as defined in Section 280G of the Code. Neither the Company nor any Affiliate thereof has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(iv)                              There is no claim or dispute concerning any Tax liability of the Company either (A) claimed or raised by any Governmental Entity in writing or (B) as to which the Stockholders have any knowledge. The Stockholders have made available to the Purchaser true and correct copies of the United States federal income Tax Returns filed with respect to the Company for tax year 2004, and no such Tax Returns have been audited. The Stockholders have made available to the Purchaser correct and complete copies of all examination reports and statements of deficiencies accrued against or agreed to by the Company since January 1, 2005.

(v)                                 Neither the Company nor any Affiliate thereof has entered into any agreement, whether or not written, providing for the payment of Taxes or entitlement to refunds and related matters with any other party. The Company and all such Affiliates have withheld and paid all Taxes required to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party. None of the Assets have in the past been held, and none of the Assets were immediately prior to Closing held, in an arrangement for which Tax Returns as a partnership have been or may be filed.

O.                                    Assets Necessary to Conduct Business. The Assets comprise all of the assets necessary for the Purchaser to operate the Business, from and after Closing, as conducted by the Company prior to the Closing Date. The Business is the only business that the Company has engaged in since formation.

P.                                      Solvency. As of the date of this Agreement (i) the aggregate fair market value of the Company’s assets is greater than the Company’s Liabilities; (ii) the Company is able to pay its existing debts as they become due in the ordinary course, and (iii) the fair salable value of the Company’s assets is greater than the amount that will be required to pay the Company’s probable liability on its existing debts as they become due.

Q.                                    Affiliate Transactions. Except as set forth on Schedule 5.1(Q), the Company has not purchased, licensed or leased or otherwise acquired any property or assets or obtained any services from, or sold, licensed, leased or otherwise disposed of any property or assets or provided any services to, or made any payments to, any Stockholder or any employee (except with respect to remuneration for services as an officer, director or employee or distributions as a shareholder), shareholder, officer or director, or any Affiliate, spouse, child or other relative of any of the foregoing. The Company does not owe any contractual obligation or commitment to any of the foregoing (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of the foregoing owes any amount or has any contractual obligation to the company.

R.                                     Foreign Operations. Except as disclosed on Schedule 5.1(R), all of the Assets (which are in tangible form) are located at, and the Business is now and has at all times in the past been conducted solely from, the Company’s offices in Richardson, Texas. The Company has complied with all United States Laws regarding foreign operations and doing business in foreign countries (specifically including without limitation the United States Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq, and all rules, regulations and guidelines of the Department of Treasury, Office of Foreign Assets Control (OFAC), the Department. of Commerce, Bureau of Industry & Security (BIS), and the Department of State, Directorate of Defense Trade Controls (DDTC)).

S.                                      Brokers. Except as disclosed on Schedule 5.1(S), neither the Company nor any Stockholder has entered into any Contract which will cause the Purchaser to become obligated for any broker’s, finder’s or other similar fee or commission in connection with this Agreement or the consummation of any of the transactions contemplated hereby.

ARTICLE VI
Representations and Warranties of the Purchaser.

Section 6.1                                      Representations and Warranties. The Purchaser represents and warrants to the Stockholders that:

A.                                   Existence and Qualification of The Purchaser; Due Execution, Etc. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Closing Documents to be executed by it and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Closing Documents to be executed by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action and, assuming the due execution of this Agreement by the Stockholders, this Agreement and the Closing Documents to be executed by the Purchaser constitute valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms, subject only to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

B.                                     No Violation. Neither the execution or delivery by the Purchaser of this Agreement or the Closing Documents to be executed by the Purchaser nor the consummation of the transactions contemplated hereby or thereby: (i) violates or will violate any Order applicable to the Purchaser; or (ii) results or will result in a breach of or default under the Certificate of Incorporation or bylaws of the Purchaser. No consent, authorization, or approval from, or registration or filing with, any Governmental Entity or other third party (not obtained or made as of the date hereof) is required to be obtained or made by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the Closing Documents to which it is a party, except where the failure to obtain or make any of the foregoing would not have a material adverse effect on the Purchaser’s ability to consummate its obligations pursuant to this Agreement or such Closing Documents.

ARTICLE VII
Post-Closing Covenants of the Stockholders.

Each of the Stockholders hereby covenants and agrees with the Purchaser as follows:

Section 7.1                                      Books and Records; Personnel. The Stockholders will not dispose of or destroy those business records of the Business or primarily relating to the Business which are not delivered to the Purchaser at Closing for seven years (or, if longer, the period required by applicable Laws), and will provide the Purchaser with access to review and copy, at Purchaser’s expense, any such records during such period, provided, however, that the Stockholders may dispose of such records if allowed by applicable Laws if they give the Purchaser 60 days’ notice of such intended disposal and an opportunity to procure such records from the Stockholders prior to such intended disposal.

Section 7.2.                                   Taxes Post Closing. The parties will reasonably cooperate with each other in the conduct of any Tax audit, claim for refund of Taxes or similar proceedings involving or otherwise relating to any of the Assets or the Business (or the income therefrom or assets thereof).

Section 7.3                                      Intellectual Property. After the Closing, the Stockholders shall not use, or have any rights in or to, any of the Business Intellectual Property.

Section 7.4                                      NonCompetition, NonSolicitation and NonDisclosure. Each of the Stockholders is entering into a NonCompetition, NonSolicitation and NonDisclosure Agreement with the Purchaser as of the Closing. Each of the Stockholders acknowledges and agrees that the Purchaser would not enter into this Agreement or consummate the transactions contemplated hereby but for the execution and delivery of each such NonCompetition, NonSolicitation and NonDisclosure Agreements.

Section 7.5                                      Employees. The Stockholders shall reasonably cooperate with the Purchaser in its efforts to effect the orderly transition of the Business employees, including those of the the PRC Affiliate, to employment by the Purchaser or its Affiliates (including the Company on a post-Closing basis), in the event that the Purchaser elects to continue any such employment.

ARTICLE VIII
Certain Tax and Other Matters.

Section 8.1                                      Closing and Post-Closing Obligation for Certain Taxes. All sales, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notarial fees and other similar costs of Closing applicable to the Transfer of the Shares (excluding, in any event, income taxes of the Purchaser) will be borne by the Stockholders.

Section 8.2                                      Company Tax Returns. The Stockholders will prepare and file or cause to be prepared and filed all Tax Returns for the Company that are required to be filed with respect to the Company through the Closing Date. The Stockholders will pay all Taxes (or, if applicable, reimburse the Purchaser for the payment of such Taxes) attributable to taxable periods ending on or before the Closing Date or with respect to the allocable portion of any taxable period that includes but does not end on the Closing Date.

Section 8.3                                      Certain Definitions. For purposes of this Agreement, (i) “Tax” or “Taxes” includes all national, federal, state, local, foreign and other taxes, assessments, or governmental charges of any kind whatsoever including, without limitation, income, franchise, capital stock, excise, property, sales, use, service, service use, leasing, leasing use, gross receipts, value added, single business, alternative or add-on minimum, occupation, real and personal property, stamp, workers’ compensation, social welfare, severance, windfall profits, customs, duties, disability, registration, estimated, environmental (including Taxes under Code Section 59A), transfer, payroll, withholding, employment, unemployment and social security taxes, or other taxes or charges of the same or similar nature, together with any interest, penalties or additions thereon and estimated payments thereof, whether disputed or not; (ii) “Tax Return” or “Tax Returns” includes all returns, reports, information returns, forms, declarations, claims for refund, statements and other documents (including any amendments thereto and including any schedule or attachment thereto) in connection with Taxes that are required to be filed with a Governmental Entity or other tax authority, or sent or provided to another party under applicable Law, (iii) “Income Tax” or “Income Taxes” means all Taxes imposed on, measured by, or that require reference to, net or taxable income (including any income, capital gains, franchise, estimated, alternative, minimum, add-on minimum or other tax imposed on, measured by, or which requires reference to, net or taxable income), together with interest and penalties thereon and estimated payments thereof, and (iv) all citations of the Code or to the Treasury Regulations promulgated thereunder in this Agreement shall include any amendments or successor provisions thereto.

Section 8.4                                      Stockholder Access to Certain Records. The Purchaser shall not dispose of or destroy those business records of the Business or primarily relating to the Business which are delivered to the Purchaser at Closing for seven years (or, if longer, the period required by applicable Laws), and will provide the Stockholders with access to review and copy, at its expense, any such records during such period, provided, however, that the Purchaser may dispose of such records if allowed by applicable Laws if it gives the Stockholders 60 days’ notice of such intended disposal and an opportunity to procure such records from the Purchaser prior to such intended disposal.

ARTICLE IX
Miscellaneous.

Section 9.1                                      Entire Agreement. This Agreement (including the attached schedules) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) with respect to the subject matter hereof. This Agreement (including the attached schedules) constitutes the entire agreement of the parties hereto with respect to the matters provided for herein and there are no agreements or commitments by or among such parties or their Affiliates with respect to the subject matter hereof. No investigation or receipt of information by or on behalf of the Purchaser will diminish or obviate any of the representations, warranties, covenants or agreements of the Stockholders under this Agreement.

Section 9.2                                      Amendments. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Purchaser and the Stockholders.

Section 9.3                                      Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns. This Agreement is freely assignable by the Purchaser after the Closing Date but may not be assigned by the Stockholders without the prior written consent of the Purchaser.

Section 9.4                                      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original for all purposes and all of which together shall constitute one and the same instrument.

Section 9.5                                      Headings and Section References. The headings of the sections and paragraphs of this Agreement are included for convenience only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. All section references herein, unless otherwise clearly indicated, are to sections within this Agreement.

Section 9.6                                      Waiver. No failure or delay by either the Purchaser or the Stockholders in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 9.7                                      Expenses. Except as otherwise specifically provided for in this Agreement, the Stockholders and the Purchaser shall each pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel. Without limiting the foregoing, the Stockholders and not the Company shall be responsible for and shall pay any payments or obligations relating to the matters described on Schedule 5.1(S).

Section 9.8                                      Notices. Any notice, request, instruction or other document to be given under this Agreement by any party hereto to any other party shall be in writing and delivered personally, dispatched by facsimile transmission, or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, as follows: if to any Stockholder, to such Stockholder at the address for such Stockholder set forth on Schedule A; with a copy to Mark G. Johnson, Esq., Winstead Sechrest & Minick P.C., 1201 Elm Street, Suite 5400, Dallas, Texas 75270-2199, and if to the Purchaser, to Spirent International, Inc., 1300 Veterans Memorial Highway, Hauppauge, New York 11788 USA, Attn: President; with copies to each of (a) Spirent plc, Spirent House, Crawley Business Quarter, Fleming Way, Crawley, West Sussex, RH10 9QL, United Kingdom, Attn: Company Secretary; and (b) Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, MA 02110-3333 USA, Attn.: Daniel R. Avery, Esq.; or at such other address for a party or as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the Person to which it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice that is dispatched by facsimile transmission shall be deemed to have been duly given to the Person to which it is addressed upon transmission and confirmation of receipt. Any notice that is addressed as provided herein and mailed by registered or certified mail shall be conclusively presumed to have been duly given to the Person to which it is addressed at the close of business, local time of such party, on the fifth calendar day after the day it is so placed in the mail. Any notice that is addressed as provided herein and sent by a nationally recognized overnight courier service shall be conclusively presumed to have been duly given to the Person to which it is addressed at the close of business, local time of such Person, on the next business day following its deposit with such courier service for next day delivery.

Section 9.9                                      Governing Law. This Agreement and the legal relations among the parties hereto shall be governed and construed in accordance with the substantive Laws of the State of Texas, without giving effect to the principles of conflict of laws thereof.

Section 9.10                                Severability. If any provisions hereof shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provisions shall be of no force and effect, but the illegality or unenforceability shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement.

Section 9.11                                “Knowledge”. Whenever “to its knowledge,” “known” or a similar phrase is used to qualify a representation of the Stockholders, the “knowledge” so referred to shall be deemed to be each and both of (a) the actual knowledge of each Stockholder, Bo Wang, Liu Xiao, and Wubo Zhang, and (b) the knowledge that any such person would reasonably be expected to acquire in the prudent discharge of his or her duties with respect to the Business or the Company.

Section 9.12                                Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

Section 9.13                                Consent to Jurisdiction. Each of the Purchaser and the Stockholders hereby irrevocably consents that any legal action or proceeding against it or him under, arising out of, or in any manner relating to this Agreement or any other agreement, document or instrument arising out of or executed in connection with this Agreement shall be brought solely in any state or federal court within the Northern Federal District of the State of Texas of competent jurisdiction. Each party hereby expressly and irrevocably waives any claim or defense in any action or proceeding based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens, or any similar basis.

Section 9.14                                Indemnification: Survival of Representations and Warranties.

A.                                   Indemnification by Stockholders. Each Stockholder hereby jointly and severally agrees to defend, hold harmless and indemnify the Purchaser and its Affiliates and their respective employees, officers, directors, stockholders, partners and representatives from and against any losses, assessments, Liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) which arise out of or relate to:

(1)                                  any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, covenants or agreements of any Stockholder or his Affiliates contained in this Agreement, including without limitation in the Disclosure Schedule, or in any other Closing Document or in any certificate or other instrument or document furnished or to be furnished by any Stockholder pursuant to this Agreement or any other Closing Document or in connection with the transactions contemplated hereby or thereby; or

(2)                                  any Liabilities of the PRC Affiliate or relating to any acts or omissions of the PRC Affiliate (including without limitation any such Liabilities asserted by employees or former employees of the PRC Affiliate), or arising from any claim by the PRC Affiliate (or by anyone claiming through or on behalf of, or as a third party beneficiary of, the PRC Affiliate) against or relating to the Business, the Assets, the Company or the Shares; or

(3)                                  any Taxes attributable to the Business for all periods prior to Closing, and all other Taxes of any Stockholder or his Affiliates; or

(4)                                  any claims alleging or asserting any interest or rights in the capital stock of, or any other equity or ownership interests in, the Company (whether through prior issuances of capital stock, options or otherwise); or

(5)                                  the Company’s SEP, including without limitation any failure of the Company, with respect to the SEP, to comply with applicable laws or to make any required employee contributions or payments, or the termination thereof; or

(6)                                  the failure by the Company or the Stockholders to obtain the consent or waiver from Cisco, in connection with this Agreement and the transactions contemplated hereby, pursuant to the Contracts with Cisco as described in Section 5.1(B)(ii)(A)(2);

and all such losses, assessments, Liabilities, claims, damages, costs and expenses so arising out of or relating to any of the foregoing clauses (1), (2), (3), (4), (5) or (6), inclusive, of this Section 9.14(A), or the matters described therein, are referred to hereinafter as the “Purchaser’s Losses;” provided, however, that the Stockholders shall not have any obligation so to indemnify the Purchaser on account of any breach of any representation or warranty pursuant to Section 9.14(A)(1) unless and until the Purchaser’s Losses paid, incurred, suffered or accrued by the Purchaser on account of all such breaches of representations and warranties exceed $150,000 in the aggregate, in which event the Purchaser will be entitled to such indemnification including such original $150,000; provided further, however, that the foregoing proviso shall not apply to the Stockholder’s representations and warranties under Sections 5.1(A), 5.1(C), 5.1(H), 5.1(J)(ii), 5.1(J)(iii), 5.1(K) or 5.1(N), respectively.

B.                                     Indemnification by the Purchaser. The Purchaser hereby agrees to defend, hold harmless and indemnify the Stockholders and their Affiliates and their respective employees, officers, directors, stockholders, partners and representatives from and against any losses, assessments, Liabilities, claims, damages, costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) which arise out of or relate to any misrepresentation in, breach of or failure to comply with, any of the representations, warranties, covenants or agreements of the Purchaser or its Affiliates contained in this Agreement or in any other Closing Document or in any certificate or other instrument or document furnished or to be furnished by the Purchaser or its Affiliate pursuant to this Agreement, or any other Closing Document or in connection with the transactions contemplated hereby or thereby (collectively, the “Stockholders’ Losses”).

C.                                     Survival of Representations and Warranties. The representations and warranties of the parties under this Agreement, and their indemnification obligations arising solely from such representations and warranties under Section 9.14(A)(1), shall survive the Closing and shall expire and terminate on the date which is 18 months following the Closing Date, unless written notice by an Indemnitee (as defined below) of a breach or alleged breach thereof has been provided to the Indemnitor(s) (as defined below) on or prior to such date, in which case such representations and warranties, and such indemnification obligations, shall not so expire and terminate; provided however, that notwithstanding the foregoing or anything else to the contrary herein, the representations and warranties set forth in Sections 5.1(A), 5.1(C), 5.1(H), 5.1(J)(ii), 5.1(J)(iii), 5.1(K) and 5.1(N), inclusive, of this Agreement and any and all indemnification obligations relating thereto, shall not so expire or otherwise terminate on such date, but shall instead expire on the date which is ninety (90) calendar days following the expiration of the applicable statutes of limitations relating to any claim giving rise to the Purchaser’s Losses.

D.                                    Limitation on Indemnification Liability in Certain Cases. The maximum aggregate liability of the Stockholders under Section 9.14(A)(1) or of the Purchaser under Section 9.14(B) for any one or more breaches of the representations or warranties under Article V or Article VI, as the case may be, of this Agreement shall be $6,000,000; provided, however, that such limitation on the liability of the Stockholders shall not apply to, and there shall be no limit to the liability of the Stockholders to the Purchaser or its Affiliates either (1) under Section 9.14(A)(1) on account of any breach of the representations or warranties set forth in Sections

5.1(A), 5.1(C), 5.1(H), 5.1(J)(ii), 5.1(J)(iii), 5.1(K) or 5.1(N), respectively, of this Agreement or (2) on account of the Stockholders’ other agreements or covenants under this Agreement or any other Closing Document.

E.                                      Procedures.

(i)                                     In the event that any Legal Proceeding shall be threatened or instituted in respect to which indemnification may be sought by one party hereto from another party under the provisions of this Section 9.14, the party seeking indemnification (“Indemnitee”) shall, reasonably promptly after acquiring actual knowledge of such threatened or instituted Legal Proceeding, cause written notice in reasonable detail of such threatened or instituted Legal Proceeding and which is covered by this indemnification, to be forwarded to the other party from which indemnification is being sought (“Indemnitor”), provided, however, that the failure to provide such notice as of any particular date as aforesaid will not affect any rights to indemnification hereunder, except to the extent, and only to such extent, that such failure to provide such notice actually and materially prejudices the Indemnitor’s ability to adequately defend such Legal Proceeding.

(ii)                                  In the event of the initiation of any Legal Proceeding against an Indemnitee by a third party, the Indemnitor shall have the absolute right after the receipt of the notice described in Section 9.14(E)(i), at its option and at its own expense, to be represented by counsel of its choice, and (subject to Section 9.14(E)(iii)) to defend against, negotiate, settle or otherwise deal with any Legal Proceeding or demand that relates to any Purchaser’s Losses or Stockholders’ Losses, as the case may be, indemnified against hereunder, and, in such event, the Indemnitee will reasonably cooperate with the Indemnitor and its representatives in connection with such defense, negotiation, settlement or dealings (and the Indemnitee’s costs and expenses arising therefrom or relating thereto shall constitute Purchaser’s Losses, if the Indemnitee is the Purchaser, or Stockholders’ Losses, if the Indemnitee is a Stockholder); provided, however, that the Indemnitee may directly participate in any such Legal Proceeding so defended with counsel of its choice at its own expense, except that, if the Indemnitor fails to take reasonable steps necessary to defend diligently such third party claim within 15 business days after receiving written notice from the Indemnitee that the Indemnitee reasonably believes the Indemnitor has failed to take such steps or if the Indemnitor has not undertaken fully to indemnify the Indemnitee in respect of all such Purchaser’s or Stockholders’ Losses, as the case may be, relating to the matter and as required hereunder, the Indemnitee may assume its own defense, and, in such event (a) the Indemnitor will be liable for all Purchaser’s or Stockholders’ Losses, as the case may be, reasonably paid or incurred in connection therewith, and (b) the Indemnitor shall, in any case, reasonably cooperate, at its own expense, with the Indemnitee and its representatives in connection with such defense.

(iii)                               Without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, the Indemnitor will not enter into any settlement of any third party claim which would lead to Liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder or which would otherwise adversely affect the Assets or the Business. If a firm offer is made to settle a third party claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnitor desires to accept and agree to such offer, the Indemnitor will give written notice to the Indemnitee to that effect. If the Indemnitee notifies the Indemnitor that it does not consent to such firm offer within 10 calendar days after its receipt of such notice from the Indemnitor, the Indemnitee may continue to contest or defend such third party claim and, in such event, the maximum Liability of the Indemnitor as to such third party claim will not exceed the amount of such settlement offer, plus the Purchaser’s Losses or Stockholders’ Losses, as the case may be, reasonably paid or incurred by the Indemnitee through the end of such 10-calendar day period.

(iv)                              After any final judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnitee and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnitee shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter, and the Indemnitor shall pay all of the sums so owing to the Indemnitee by wire transfer or certified or bank cashier’s check within 30 days after the date of such notice. Any and all Purchaser’s Losses or Stockholders’ Losses, other than those described in the preceding sentence (including Purchaser’s Losses or Stockholders’ Losses incurred in the absence of any threatened or pending Legal Proceeding, or Purchaser’s Losses or Stockholders’ Losses incurred after any such Legal Proceeding has been threatened or instituted but prior to the rendering of any final judgment or award in connection therewith), shall be paid by the Indemnitor on a current basis, and, without limiting the generality of the foregoing, the Indemnitee shall have the right to invoice the Indemnitor for such Purchaser’s Losses or Stockholders’ Losses, as the case may be, as frequently as it deems appropriate, and the amount of any such Purchaser’s Losses or Stockholders’ Losses, as the case may be, which are described or listed in any such invoice shall be paid to the Indemnitee, by wire transfer or certified or bank cashier’s check, within 30 days after the date of such invoice.

F.                                      Exclusive Remedies. The remedies provided in this Section 9.14 shall be exclusive as between the Stockholders and the Purchaser with respect to any breaches by either the Purchaser or any Stockholder of any of the representations, warranties, covenants or agreements of either party contained in this Agreement or in any of the Closing Documents (excluding claims for specific performance or fraud).

Section 9.15                                Stockholder Agent. Each Stockholder does hereby irrevocably appoint Bo Chen (in such capacity, the “Stockholder Agent”) as his agent and attorney-in-fact to act on behalf of each Stockholder for purposes of any and all communications with the Purchaser relating to matters arising under the Closing Documents, and the Stockholder Agent hereby accepts such appointment. The Purchaser shall be entitled to rely without inquiry on any actions taken and any notices and communications given by the Stockholder Agent on behalf of any Stockholder as being from such Stockholder directly. The foregoing shall not derogate from the notice requirements set forth within Section 9.8.

Section 9.16                                Certain Definitions and Interpretive Matters.

A.                                   Certain Definitions. The following terms shall have the following meanings:

(i)                                     “Affiliate” has the meaning given to that term in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended.

(ii)                                  “Assets” means all of the Company’s right, title and interest in and to any and all of its properties, rights, claims, contracts and assets, tangible or intangible, choate or inchoate, and wherever located.

(iii)                               “Benefit Arrangement” means all employment policies, practices or other arrangements to provide employee or executive compensation or benefits with respect to employees and/or their spouses or beneficiaries, including without limitation any such policies or practices relating to life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refunds, service awards, company cars, scholarships, relocation, patent awards, fringe benefits, contracts, collective bargaining agreements, individual employment, consultancy or severance contracts; but excluding in all events Benefit Plans.

(iv)                              “Benefit Plan” shall mean each and every “employee benefit plan” as defined in Section 3(3) of ERISA and which is required to be maintained or contributed to by the Company or in which the Company participates or under which the Company has any obligation to make any contributions or other payments or provides any benefits with respect to Company Employees and/or their spouses or beneficiaries, including (1) any such plan that is an “employee welfare benefit plan” as defined in Section 3(l) of ERISA, including retiree medical and life insurance plans and (2) any such plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA.

(v)                                 “Business Leases” means the respective leases of the Leased Properties, with the Company as tenant thereunder.

(vi)                              “Contracts” means all contracts, agreements, other rights of a contractual nature and franchises.

(vii)                           “Environment” shall mean soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any other environmental medium.

(viii)                        “Environmental Laws” shall mean any and all applicable federal, state, county, provincial or local laws, ordinances or regulations relating to the generation, discharge, Release, containment, storage, transportation, disposal, assessment or cleanup of Hazardous Materials or other contaminants or similar materials, including without limitation the following: (1) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §9601 et seq.; (2) the Toxic Substances Control Act, 15 U.S.C. §2101 et seq.; (3) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §136; (4) the Hazardous Materials Transportation Act, 49 U.S.C. §§1801 to 1812; (5) the Federal Water Pollution Control Act, 32 U.S.C. §1251 et seq.; (6) the Federal Solid Waste Disposal Act; (7) the Federal Clean Air Act, 42 U.S.C. §1857 et seq.; and (8) any other federal, state, county, or local statutes or implementing regulations (or any other statutes or implementing regulations of any other Governmental Entity) relating to, regulating, or having jurisdiction over, any environmental contamination, Hazardous Material (as hereinafter defined), Environmental Condition (as hereinafter defined), Release (as hereinafter defined), or Threat of Release (as hereinafter defined).

(ix)                                “Environmental Condition” shall mean any condition with respect to the Environment, whether or not yet discovered, which could reasonably be expected to result, or has resulted, in any material damage, loss, cost, expense, claim, demand, Order or Liability under any Environmental Law.

(x)                                   “Hazardous Material” shall mean any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance or oil or other petroleum product, as any of the foregoing may be defined in any Environmental Law.

(xi)                                “Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the Environment.

(xii)                             “Threat of Release” shall mean a substantial likelihood of a Release which requires action to prevent or mitigate damage to the Environment which may result from such Release.

(xiii)                          “Governmental Entity” shall mean any domestic or foreign court, government, governmental agency, authority, entity or instrumentality.

(xiv)                         “Fixed Assets” means all machinery, equipment, leasehold improvements, business machines, tooling, vehicles, parts, furniture, furnishings, plant and office equipment and other fixed assets or personal property of the Company, including without limitation the assets listed on the fixed asset listing included as Schedule 5.1(G) hereto.

(xv)                            “Laws” shall mean any national, federal, state, county, provincial or local statute, law, ordinance, rule, regulation, order, judgment or ruling.

(xvi)                         “Material Adverse Effect” means any fact, circumstance, event, change or effect that is materially adverse to (a) the Company, the Assets or the financial condition or prospects of the Business or (b) the ability to operate the Business as operated by the Company as of the Closing Date.

(xvii)                      “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

(xviii)                   “Receivables” shall mean any and all amounts due to the Company as the result of the sale of goods or the rendering of services by the Company, less provision for bad or doubtful debts, if any.

(xix)                           “Schedule” or “Disclosure Schedule” shall mean the Schedules, inclusive, attached hereto, which Schedules are incorporated herein and made a part hereof, fully as if the same were herein set forth in their entirety.

(xx)                              “Liabilities” means any and all liabilities, claims, obligations, expenses or damages, whether known or unknown, contingent or absolute, named or unnamed, disputed or undisputed, legal or equitable, determined or indeterminable, or liquidated or unliquidated.

(xxi)                           “Working Capital Assets” means the cash and Receivables of the Company.

(xxii)                        “Working Capital Liabilities” means the current liabilities of the Company (which shall include accounts payable, commissions payable, transaction expenses, amounts owing to parties in connection with any releases or terminations of contracts or other rights, amounts owing but not yet paid to employees in respect of services rendered to Closing, amounts owing for payroll or other taxes, and other similar short-term obligations of the Company).

(xxiii)                     “Working Capital Assets” means the cash and Receivables of the Company.

Unless the context otherwise requires, (i) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with United States generally accepted accounting principles, consistently applied, (ii) “or” is disjunctive but not necessarily exclusive, and (iii) all references to “$” or dollar amounts mean lawful currency of the United States of America.

B.                                     Interpretive Matters. No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

[Signatures Begin on Next Page]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:

SPIRENT COMMUNICATIONS INC.,
a Delaware corporation

By:	/s/ Tim Roberts
	Name:	Tim Roberts
Title:

STOCKHOLDERS:

/s/ Bo Chen
BO CHEN

/s/ Binjin Shen
BINJIN SHEN

/s/ Joe Mader
JOE MADER